Exhibit 99.1

For Immediate Release

Contact:

  Patrick Pedonti

  Chief Financial Officer

  Tel: +1-860-298-4738

  E-mail: InvestorRelations@sscinc.com

SS&C Announces Closing of Acquisition of Thomson Reuters’ PORTIA Business

Acquisition Strengthens Portfolio Management Suite

WINDSOR, CT - May 9, 2012-SS&C Technologies Holdings, Inc. (NASDAQ: SSNC), a global provider of financial services software and software-enabled services, today announced the completion of its acquisition of the assets of Thomson Reuters’ PORTIA® business, including an industry leading middle-to-back office investment operations platform, pursuant to the terms of its definitive asset purchase agreement with Thomson Reuters. The asset purchase agreement was previously announced on February 29, 2012.

SS&C’s acquisition of the PORTIA business adds a comprehensive platform of middle-to-back office capabilities allowing investment managers to track and manage day-to-day portfolio activity. PORTIA will complement SS&C’s existing solutions. The acquisition adds 140 staff in Boston, Bangalore, London, Hong Kong, Singapore, Tokyo and Bangkok. SS&C expects that, for the remainder of 2012, the PORTIA acquisition will increase SS&C’s revenue by $24.5 to $25.5 million and that the Adjusted Consolidated EBITDA attributable to PORTIA will be 44% to 46% of its revenues.

Around the world, SS&C will host events and will provide an opportunity for PORTIA and SS&C customers to hear from SS&C and PORTIA management and see demonstrations of our latest innovations. For more information on these events, please contact Wils Cain at wcain@sscinc.com.

About SS&C Technologies

SS&C is a global provider of investment and financial software-enabled services and software focused exclusively on the global financial services industry. Founded in 1986, SS&C has its headquarters in Windsor, Connecticut and offices around the world. 5,000 financial services organizations, from the worlds’ largest to local financial services organizations, manage and account for their investments using SS&C’s products and services. These clients in the aggregate manage over $16 trillion in assets.

Additional information about SS&C (NASDAQ: SSNC) is available at www.ssctech.com.

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